Exhibit 99.1

Schrödinger Reports Third Quarter 2021 Financial Results and Provides Company Update

Third Quarter Total Revenue of $29.9 Million, Up 16 Percent Year-Over-Year; Software Revenue of $24.3 Million

Recent Collaboration with Centessa Pharmaceuticals Subsidiary, Orexia Therapeutics, Highlights Continued Large-Scale Adoption of Platform by Biotechnology Companies

Development Candidate Selected for CDC7 Inhibitor Program; New Preclinical Data Demonstrating Potential of MALT1 Inhibitors to be Presented at ASH 2021; Internal Pipeline Expanded to Five Programs

Company Maintains Full Year 2021 Financial Outlook for Software Revenue and Updates Outlook for Drug Discovery Revenue

New York, November 10, 2021 – Schrödinger, Inc. (Nasdaq: SDGR), whose physics-based software platform is transforming the way therapeutics and materials are discovered, today announced financial results for the quarter ended September 30, 2021, and provided an update on the company.

“We are very pleased with the progress we have made across the business so far this year. The level of engagement with senior R&D leaders across pharma and the growth we are seeing in new software customers suggests a shift in the drug discovery paradigm and a push to incorporate advanced computational approaches into projects at all stages,” stated Ramy Farid, Ph.D., chief executive officer at Schrödinger. “As we approach year-end, we are continuing to focus on key strategic priorities, including advancing our internal pipeline. We are on track to submit an IND to the FDA for our MALT1 inhibitor program in the first half of next year, and we look forward to presenting additional preclinical data for this program at the American Society of Hematology Annual Meeting next month. We also recently selected a development candidate and initiated IND-enabling studies for our CDC7 inhibitor program, and we added a new oncology target, our fifth internal program, to our pipeline.”

Recent Business Highlights

Collaborations Highlight Opportunities and Progress Across the Business

●

Entered collaboration with Centessa Pharmaceuticals Subsidiary, Orexia Therapeutics, focused on novel orexin receptor agonists: In October, Schrödinger and Centesa Pharmaceuticals Subsidiary, Orexia Therapeutics, announced a collaboration focused on the discovery of novel therapeutics targeting the orexin-2 receptor, which is known to play a role in a broad spectrum of sleep disorders, including narcolepsy. The collaboration provides Orexia with substantial access to Schrödinger’s entire computational platform as well as Schrödinger’s extensive expertise in ultra-large-scale deployment of its technology.

Under the terms of the agreement, Orexia is responsible for preclinical research activities, clinical development and commercialization of future product candidates discovered under the collaboration. Schrödinger received an upfront software access payment and may become eligible to receive certain preclinical, development, regulatory and commercial milestone payments, as well as low single digit royalties on global net sales.

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Formed strategic collaboration with MD Anderson to accelerate development of WEE1 program: In October, Schrödinger and The University of Texas MD Anderson Cancer Center announced a two-year strategic research collaboration focused on accelerating and optimizing the development of Schrödinger’s WEE1 inhibitor program. The goal of the collaboration is to accelerate and optimize the clinical development path for Schrödinger’s WEE1 program through molecular biomarker-driven tumor type prioritization and patient stratification and to validate biomarkers to predict response or resistance to a WEE1 inhibitor. The joint team will seek to prioritize clinical studies of a WEE1 inhibitor as a single agent in selected cancer indications and in combinations for defined clinical subpopulations.

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Completion of $100 million financing by strategic partner ShouTi: In October, Schrödinger’s partner, ShoutTi Inc., announced a $100 million series B financing to advance the company’s discovery platform, leveraging Schrödinger’s computational platform and expertise, and ShouTi’s structural biology and drug discovery expertise to design orally available medicines with properties that aim to overcome current limitations of biologic and peptide drugs. Schrödinger is a co-founder of ShouTi, which is advancing a pipeline focused on chronic diseases with high medical need, including cardiovascular, metabolic and pulmonary conditions.

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Provided update on collaboration with Bristol Myers Squibb: Schrödinger today announced that the companies have prioritized an undisclosed precision oncology target that will replace HIF-2 alpha. Additionally, Schrödinger and Bristol Myers Squibb recently expanded their collaboration with a new agreement to discover, develop and commercialize bifunctional degraders.

Internal Programs Expanding and Advancing

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New preclinical data from multiple MALT1 inhibitors to be presented at ASH: Last week, Schrödinger announced that new preclinical data from its MALT1 program will be presented at the ASH 2021 Annual Meeting, which is being held December 11 - 14 virtually and in person in Atlanta, GA. The poster presentation, “Characterization of Potent Paracaspase MALT1 Inhibitors for Hematological Malignancies” (Abstract #1187), is scheduled to take place on Saturday, December 11, from 5:30 p.m. - 7:30 p.m. ET. MALT1 is considered a potential therapeutic target for several non-Hodgkin’s B-cell lymphomas as well as chronic lymphocytic leukemia.

Schrödinger expects to submit an investigational new drug (IND) application to the U.S. Food and Drug Administration for its MALT1 program in the first half of 2022.

●

Development candidate selected for CDC7 program: Schrödinger today announced that it selected a development candidate and has initiated IND-enabling studies for its CDC7 inhibitor program. CDC7 is thought to be linked to cancer cells’ proliferative capacity and ability to bypass normal DNA damage responses. Targeting proteins that play important roles in DNA replication and replication stress, such as CDC7, is gaining momentum as a therapeutic approach for cancer.

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Internal pipeline expanded to five programs: Schrödinger continued to advance its discovery efforts and today announced that the company further expanded its internal pipeline with the addition of a fifth program, which is an undisclosed oncology target.

Third Quarter 2021 Financial Results

●	Total revenue was $29.9 million for the third quarter of 2021, a 16 percent increase compared to the third quarter of 2020.
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Software revenue was $24.3 million for the third quarter of 2021, compared to $22.9 million for the third quarter of 2020. The six percent growth observed year-over-year was primarily due to increased sales from existing customers and the addition of new customers, partially offset by multi-year contracts that were executed in the third quarter of 2020, as well as the completion of a research project that was active in the third quarter of 2020.

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Drug discovery revenue was $5.6 million for the third quarter of 2021, compared to $2.9 million in the third quarter of 2020. Third quarter 2021 drug discovery revenue included the recognition of $4.4 million of revenue from the company’s collaboration with Bristol Myers Squibb.

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Gross profit was $11.1 million in the third quarter of 2021, compared to $15.3 million in the third quarter in 2020. Software gross margin was 73 percent in the third quarter of 2021, compared to 81 percent for the same period in the prior year, reflecting planned investments to drive and support large-scale adoption of Schrödinger’s platform as well as increased royalty expenses in the quarter.

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Operating expenses for the third quarter of 2021 were $45.8 million, compared to $30.7 million in the third quarter of 2020, driven by expenses required to scale the company’s business, advance its internal drug discovery programs and continue to build a public company infrastructure.

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Other expense, which included changes in fair value of equity investments and interest income, was $0.3 million in the third quarter of 2021 compared to income of $18.7 million for the third quarter of 2020 due to adjustments to the fair value of the company’s equity investments.

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Net loss, after adjusting for non-controlling interest, was $35.0 million for the third quarter of 2021, compared to net income of $3.9 million for the third quarter of 2020, driven by adjustments to the fair value of the company’s equity investments as well as planned investments to advance the company’s growth strategy.

●	Cash, cash equivalents, restricted cash and marketable securities as of September 30, 2021, were $600.2 million, compared to $616.6 million as of June 30, 2021.

Full-Year 2021 Financial Outlook

As of November 10, 2021, Schrödinger expects total revenue to range from $124 million to $134 million for the fiscal year ending December 31, 2021. The company is maintaining its full-year software revenue expectation of $102 million to $110 million. The company is adjusting its full-year drug discovery revenue expectation to a range of $22 million to $24 million, updated from a previous expectation of $22 million to $32 million, primarily due to the timing of anticipated milestones from collaborators.

Schrödinger continues to aggressively fund R&D to advance its technology and drug discovery pipeline. The company continues to expect operating expense growth to be higher than the 42 percent annual growth rate reported in 2020 and expects software gross margin to be lower than the 81 percent reported in 2020.

Webcast and Conference Call Information

Schrödinger will host a conference call to discuss its third quarter financial results on Wednesday, November 10, 2021, at 4:30 p.m. ET. The conference call can be accessed live by dialing (833) 727-9520 (domestic) or +1 (830) 213-7697 (international) and referring to conference ID 2484045. The webcast can also be accessed under “News & Events” in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

About Schrödinger

Schrödinger is transforming the way therapeutics and materials are discovered. Schrödinger has pioneered a physics-based software platform that enables discovery of high-quality, novel molecules for drug development and materials applications more rapidly and at lower cost compared to traditional methods. The software platform is used by biopharmaceutical and industrial companies, academic institutions, and government laboratories around the world. Schrödinger’s multidisciplinary drug discovery team also leverages the software platform to advance collaborative programs and its own pipeline of novel therapeutics to address unmet medical needs.

Founded in 1990, Schrödinger has over 500 employees and is engaged with customers and collaborators in more than 70 countries. To learn more visit www.schrodinger.com and follow us on LinkedIn and Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those regarding Schrödinger’s expectations about the speed and capacity of its computational platform, the company’s financial outlook for the fiscal year ending December 31, 2021, the company’s plans to continue to invest in research and its strategic plans to accelerate the growth of its software business and advance its collaborative and internal drug discovery programs, the potential to accelerate and optimize the company’s Wee1 program through its research collaboration with MD Anderson, the clinical potential and favorable properties of the company’s CDC7, MALT1 and Wee1 inhibitors, the timing of potential IND submissions for its internal drug discovery programs, the ability to realize potential milestones, royalties or other payments under its collaborations, including with BMS and Orexia Therapeutics, as well as the company’s expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software solutions, the ability to further develop its computational platform, the reliance upon third-party providers of cloud-based infrastructure to host its software solutions, the reliance upon its third-party drug discovery and research collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities and the timing of and its ability to initiate and complete preclinical studies and clinical trials, whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials, uncertainties associated with the regulatory review of IND submissions, clinical trials and applications for marketing approvals, the ability to retain and hire key personnel and the direct and indirect impacts of the ongoing COVID-19 pandemic on its business and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 10, 2021, as well as future filings and reports by Schrödinger. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Investor Relations Contact:

Jaren Irene Madden

Schrödinger, Inc.

jaren.madden@schrodinger.com

617-286-6264

Media Contact:

Tracy Lessor

Schrödinger, Inc.

tracy.lessor@schrodinger.com

617-519-9827

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Software products and services	$24,280	$22,861	$74,672	$67,573
Drug discovery	5,570	2,936	17,089	7,490
Total revenues	29,850	25,797	91,761	75,063
Cost of revenues:
Software products and services	6,611	4,334	18,158	12,197
Drug discovery	12,124	6,191	34,344	18,386
Total cost of revenues	18,735	10,525	52,502	30,583
Gross profit	11,115	15,272	39,259	44,480
Operating expenses:
Research and development	23,219	17,019	65,759	47,376
Sales and marketing	5,556	3,969	16,175	13,120
General and administrative	17,014	9,729	46,253	28,316
Total operating expenses	45,789	30,717	128,187	88,812
Loss from operations	(34,674)	(15,445)	(88,928)	(44,332)
Other (expense) income:
(Loss) gain on equity investments	—	—	(1,781)	4,156
Change in fair value	(627)	18,233	19,279	23,513
Interest income	286	463	1,063	1,732
Total other (expense) income	(341)	18,696	18,561	29,401
(Loss) income before income taxes	(35,015)	3,251	(70,367)	(14,931)
Income tax (benefit) expense	(4)	(35)	137	120
Net (loss) income	(35,011)	3,286	(70,504)	(15,051)
Net loss attributable to noncontrolling interest	(4)	(566)	(824)	(1,727)
Net (loss) income attributable to Schrödinger common and limited common stockholders	$(35,007)	$3,852	$(69,680)	$(13,324)
Net (loss) income per share attributable to Schrödinger common and limited common stockholders, basic:	$(0.49)	$0.06	$(0.99)	$(0.23)
Weighted average shares used to compute net (loss) income per share attributable to Schrödinger common and limited common stockholders, basic:	70,784,184	66,339,570	70,481,901	56,802,567

Net (loss) income per share attributable to Schrödinger common and limited common stockholders, diluted:	$(0.49)	$0.05	$(0.99)	$(0.23)
Weighted average shares used to compute net (loss) income per share attributable to Schrödinger common and limited common stockholders, diluted:	70,784,184	72,693,173	70,481,901	56,802,567

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	September 30, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$160,879	$202,296
Restricted cash	3,000	500
Marketable securities	436,307	440,395
Accounts receivable, net of allowance for doubtful accounts of $108 and $60	11,352	31,423
Unbilled and other receivables, net for allowance for unbilled receivables of $20 and $0	4,978	3,955
Prepaid expenses	5,509	4,409
Total current assets	622,025	682,978
Property and equipment, net	9,074	5,140
Equity investments	51,087	45,664
Right of use assets	76,459	10,129
Other assets	3,972	2,352
Total assets	$762,617	$746,263
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,228	$8,398
Accrued payroll, taxes, and benefits	14,010	12,000
Deferred revenue	43,874	45,403
Lease liabilities	1,978	4,543
Other accrued liabilities	4,826	2,861
Total current liabilities	72,916	73,205
Deferred revenue, long-term	32,444	41,164
Lease liabilities, long-term	77,135	7,221
Other liabilities, long-term	300	654
Total liabilities	182,795	122,244
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 61,703,441 and 60,713,534 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	617	607
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	92	92
Additional paid-in capital	778,292	752,558
Accumulated deficit	(199,239)	(129,559)
Accumulated other comprehensive income	44	317
Total stockholders’ equity of Schrödinger stockholders	579,806	624,015
Noncontrolling interest	16	4
Total stockholders’ equity	579,822	624,019
Total liabilities and stockholders’ equity	$762,617	$746,263

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(70,504)	$(15,051)
Adjustments to reconcile net loss to net cash used in
operating activities:
Loss (gain) on equity investments	1,781	(4,156)
Noncash revenue from equity investments	(59)	(342)
Fair value adjustments	(19,279)	(23,513)
Depreciation	2,195	2,648
Stock-based compensation	19,034	7,542
Noncash research and development expenses	811	1,694
Noncash investment accretion	4,736	359
Loss on disposal of property and equipment	140	—
Decrease (increase) in assets:
Accounts receivable, net	20,071	6,386
Unbilled and other receivables	(1,358)	2,580
Reduction in the carrying amount of right of use assets	4,724	3,957
Prepaid expenses and other assets	(2,720)	290
(Decrease) increase in liabilities:
Accounts payable	(229)	1,254
Accrued payroll, taxes, and benefits	2,010	668
Deferred revenue	(10,190)	(5,258)
Lease liabilities	(3,705)	(3,997)
Other accrued liabilities	1,611	(1,922)
Net cash used in operating activities	(50,931)	(26,861)
Cash flows from investing activities:
Purchases of property and equipment	(6,210)	(1,652)
Purchases of equity investments	(3,700)	(2,869)
Distribution from equity investment	375	4,582
Proceeds from sale of equity investments	15,735	—
Purchases of marketable securities	(340,509)	(446,816)
Proceeds from maturity of marketable securities	339,588	118,272
Net cash provided by (used in) investing activities	5,279	(328,483)
Cash flows from financing activities:
Issuances of common stock upon initial public offering, net	—	211,491
Issuances of common stock upon follow-on public offering, net	—	325,610
Issuances of common stock upon stock option exercises	6,710	2,747
Contribution by noncontrolling interest	25	—
Net cash provided by financing activities	6,735	539,848
Net (decrease) increase in cash and cash equivalents and restricted cash	(38,917)	184,504
Cash and cash equivalents and restricted cash, beginning of period	202,796	26,486
Cash and cash equivalents and restricted cash, end of period	$163,879	$210,990

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$236	$225
Supplemental disclosure of non-cash investing and financing activities
Accrued deferred offering costs	—	10
Purchases of property and equipment in accounts payable	59	24
Acquisitions of right of use assets in exchange for lease obligations	71,054	1,778
Reclassification of deferred financing costs to additional paid in capital	—	1,858